Exhibit 99.01

Valero Energy Partners LP Reports 2014 Fourth Quarter and
Full Year Results

•	Fourth quarter EBITDA of $23.7 million and distributable cash flow of $22.6 million

•	Increased the fourth quarter cash distribution to $0.266 per common unit, or 25 percent above the minimum quarterly distribution and 11 percent over the third quarter 2014 cash distribution

•	Expect $1 billion of acquisition transactions in 2015 from our sponsor, Valero Energy Corporation

SAN ANTONIO, February 5, 2015 - Valero Energy Partners LP (NYSE: VLP, the Partnership), today reported fourth quarter 2014 net income of $19.1 million, or $0.32 per limited partner unit. The Partnership generated earnings before interest, income taxes, depreciation, and amortization (EBITDA) of $23.7 million and distributable cash flow of $22.6 million. The Partnership’s coverage ratio for the fourth quarter of 2014 was 1.43x.

Fourth quarter 2014 revenues were $34.2 million versus fourth quarter 2013 revenues of $33.1 million. The increase was related primarily to higher throughput volumes in the Memphis and Port Arthur Logistics Systems and in the Three Rivers Crude System.

Operating expenses in the fourth quarter of 2014 were $7.7 million, general and administrative expenses were $2.9 million, and depreciation expense was $4.4 million. These expenses combined were $1.0 million lower than in the fourth quarter of 2013, mainly due to lower maintenance expense, which was partially offset by additional costs of operating as a separate publicly traded master limited partnership, incremental costs related to the management fee charged by Valero Energy Corporation (Valero), and costs related to the retirement of assets replaced in the Memphis Logistics System.

“The Partnership finished its fourth quarter and first full year with strong performance,” said Valero Chairman and CEO Joe Gorder. “In January 2015, we announced an increase in the Partnership’s quarterly distribution to $0.266 per unit, or almost 11 percent above the previous quarterly distribution and 25 percent above the minimum quarterly distribution. We are pleased to have delivered to our unitholders growth in distributions near the top end of our targeted range.”

Liquidity and Financial Position
As of December 31, 2014, the Partnership had $537 million of total liquidity consisting of $237 million in cash and cash equivalents and $300 million in an undrawn revolving credit facility. Capital spending in 2014 was $11.2 million, including $4.7 million for maintenance capital. Excluding expected acquisitions, estimated total 2015 capital expenditures are approximately $9 million, of which about half is maintenance capital.

Strategic Update
The Partnership expects to increase its growth by completing $1 billion in acquisition transactions from subsidiaries of Valero in 2015. As a result, the Partnership expects to deliver annualized fourth quarter 2015 EBITDA of approximately $200 million, or 111 percent higher than its fourth quarter 2014 annualized EBITDA of $95 million.

Conference Call
The Partnership’s senior management will host a conference call at 3 p.m. ET today to discuss this earnings release. A live broadcast of the conference call will be available on the Partnership’s web site at www.valeroenergypartners.com.

About Valero Energy Partners LP
Valero Energy Partners LP is a fee-based, growth-oriented, traditional master limited partnership formed by Valero Energy Corporation to own, operate, develop, and acquire crude oil and refined petroleum products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States that are integral to the operations of several of Valero’s refineries.

Contacts
Investors:
John Locke, Executive Director - Investor Relations, 210-345-3077
Karen Ngo, Manager - Investor Relations, 210-345-4574
Media:
Bill Day, Vice President - Communications, 210-345-2928

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Safe-Harbor Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the U.S. Securities and Exchange Commission, including the Form S-1 and prospectus relating to the initial public offering of the Partnership’s common units, and the Partnership’s annual reports on Form 10-K and quarterly reports on Form 10-Q, available on the Partnership’s website at www.valeroenergypartners.com. These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

Use of Non-GAAP Financial Information
This earnings release includes the terms “EBITDA,” “distributable cash flow,” and “coverage ratio.” These terms are supplemental financial measures that are not defined under United States generally accepted accounting principles (“GAAP”). We reconcile these non-GAAP measures to the most directly comparable GAAP measures in the tables that accompany this release. In note (k) to the tables that accompany this release, we disclose the reasons why we believe our use of the non-GAAP financial measures in this release provides useful information.

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Statement of income data (a):
Operating revenues – related party (b)	$34,182	$33,069	$129,180	$124,985
Costs and expenses:
Operating expenses (c)	7,692	9,594	31,719	32,205
General and administrative expenses (d)	2,938	2,169	12,330	7,195
Depreciation expense	4,364	4,224	16,451	16,256
Total costs and expenses	14,994	15,987	60,500	55,656
Operating income	19,188	17,082	68,680	69,329
Other income, net (e)	189	198	1,504	309
Interest expense (f)	(209)	(59)	(872)	(198)
Income before income taxes	19,168	17,221	69,312	69,440
Income tax expense (benefit) (g)	112	(300)	548	1,434
Net income	19,056	17,521	68,764	68,006
Less: Net income attributable to Predecessor	—	15,480	9,483	65,965
Net income attributable to partners	19,056	2,041	59,281	2,041
Less: General partner’s interest in net income	381	41	1,186	41
Limited partners’ interest in net income	$18,675	$2,000	$58,095	$2,000

Net income per limited partner unit (basic and diluted):
Common units	$0.32	$0.03	$1.01	$0.03
Subordinated units	$0.32	$0.03	$1.01	$0.03

Weighted-average limited partner units outstanding:
Common units – public (basic)	17,250	17,250	17,250	17,250
Common units – public (diluted)	17,251	17,250	17,251	17,250
Common units – Valero (basic and diluted)	11,540	11,540	11,540	11,540
Subordinated units – Valero (basic and diluted)	28,790	28,790	28,790	28,790

See Notes to Earnings Release on Table Page 5.

Table Page 1

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Operating highlights (a):
Pipeline transportation:
Pipeline transportation revenues	$20,895	$19,964	$72,737	$75,908
Pipeline transportation throughput (BPD) (h)	993,861	836,295	908,095	814,103
Average pipeline transportation revenue per barrel (i)	$0.23	$0.26	$0.22	$0.26
Terminaling:
Terminaling revenues	$13,152	$9,085	$55,495	$29,642
Terminaling throughput (BPD)	500,612	317,750	545,135	260,704
Average terminaling revenue per barrel (i)	$0.29	$0.31	$0.28	$0.31
Storage revenues (j)	$135	$4,020	$948	$19,435
Total operating revenues – related party	$34,182	$33,069	$129,180	$124,985
Capital expenditures (a):
Maintenance	$1,623	$4,968	$4,653	$6,720
Expansion	2,322	6,438	6,574	15,174
Total capital expenditures	3,945	11,406	11,227	21,894
Less: Capital expenditures attributable to Predecessor	—	11,406	1,033	21,894
Capital expenditures attributable to Partnership	$3,945	$—	$10,194	$—
Other financial information:
Distribution declared per unit	$0.266	$0.037	$0.941	$0.037
EBITDA attributable to Partnership (k)	$23,741	$2,603	$75,368	$2,603
Distributable cash flow (k)	$22,606	$2,581	$72,952	$2,581
Distribution declared:
Limited partner units – public	$4,591	$638	$16,238	$638
Limited partner units – Valero	10,727	1,492	37,950	1,492
General partner units – Valero	511	44	1,304	44
Total distribution declared	$15,829	$2,174	$55,492	$2,174
Coverage ratio (k)	1.43x	1.19x	1.31x	1.19x

			December 31,
			2014	2013
Balance sheet data (a):
Cash and cash equivalents			$236,579	$375,118
Total assets			596,073	737,590
Total capital lease obligations			2,719	4,127
Partners’ capital			585,219	722,164
Working capital			238,365	372,230

See Notes to Earnings Release on Table Page 5.

Table Page 2

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Reconciliation of net income to EBITDA and distributable cash flow (a)(k):
Net income	$19,056	$17,521	$68,764	$68,006
Plus:
Depreciation expense	4,364	4,224	16,451	16,256
Interest expense	209	59	872	198
Income tax expense (benefit)	112	(300)	548	1,434
EBITDA	23,741	21,504	86,635	85,894
Less: EBITDA attributable to Predecessor	—	18,901	11,267	83,291
EBITDA attributable to Partnership	23,741	2,603	75,368	2,603
Plus:
Adjustments related to minimum throughput commitments	(164)	—	108	—
Projects prefunded by Valero	865	—	2,911	—
Less:
Cash interest paid	213	22	899	22
Income taxes paid	—	—	9	—
Maintenance capital expenditures	1,623	—	4,527	—
Distributable cash flow	$22,606	$2,581	$72,952	$2,581
Reconciliation of net cash provided by operating activities to EBITDA and distributable cash flow (a)(k):
Net cash provided by operating activities	$24,047	$18,341	$83,906	$81,835
Plus:
Change in current assets and current liabilities	(617)	2,903	1,318	2,947
Change in deferred charges and credits and other operating activities, net	(1)	14	71	17
Amortization of fair value adjustment to capital lease obligations	90	90	360	417
Amortization of debt issuance costs	(82)	(13)	(329)	(13)
Unit-based compensation expense	(17)	—	(68)	—
Interest expense	209	59	872	198
Current income tax expense	112	110	505	493
EBITDA	23,741	21,504	86,635	85,894
Less: EBITDA attributable to Predecessor	—	18,901	11,267	83,291
EBITDA attributable to Partnership	23,741	2,603	75,368	2,603
Plus:
Adjustments related to minimum throughput commitments	(164)	—	108	—
Projects prefunded by Valero	865	—	2,911	—
Less:
Cash interest paid	213	22	899	22
Income taxes paid	—	—	9	—
Maintenance capital expenditures	1,623	—	4,527	—
Distributable cash flow	$22,606	$2,581	$72,952	$2,581
See Notes to Earnings Release on Table Page 5.

Table Page 3

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE
(In Thousands, Except per Unit Amounts, per Barrel Amounts, and Ratios)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Comparison of ratio of net income attributable to partners divided by total distribution declared to coverage ratio (k):
Net income attributable to partners	$19,056	$2,041	$59,281	$2,041
Total distribution declared	$15,829	$2,174	$55,492	$2,174
Ratio of net income attributable to partners divided by total distribution declared	1.20x	0.94x	1.07x	0.94x
Coverage ratio: Distributable cash flow divided by total distribution declared	1.43x	1.19x	1.31x	1.19x

	Three Months Ended December 31, 2014		Three Months Ended December 31, 2015
	As Reported	Annualized (x4)	Forecasted	Annualized (x4)
Reconciliation of net income to EBITDA (k)(l):
Net income	$19,056	$76,224	$32,000	$128,000
Plus:
Depreciation expense	4,364	17,456	10,900	43,600
Interest expense	209	836	7,000	28,000
Income tax expense	112	448	200	800
EBITDA	$23,741	$94,964	$50,100	$200,400
See Notes to Earnings Release on Table Page 5.

Table Page 4

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

(a)
References to the “Partnership,” “we,” “us,” or “our” refer to Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole for periods after December 16, 2013, the date the Partnership completed its initial public offering (IPO) of 17,250,000 common units representing limited partner interests. For periods prior to the IPO and periods prior to the Acquisition (defined below), those terms refer to Valero Energy Partners LP Predecessor, our Predecessor for accounting purposes. References in these notes to “Valero” may refer to Valero Energy Corporation, one or more of its subsidiaries, or all of them taken as a whole, other than Valero Energy Partners LP, any of its subsidiaries, or its general partner.

On December 16, 2013, Valero contributed certain crude oil and refined petroleum products pipelines, terminals, and other logistics assets (the Contributed Assets) to us, and we completed the IPO of our common units, which represented a 29.4 percent limited partner interest in us. Valero owns the remaining 68.6 percent limited partner interest in us and the 2 percent general partner interest.

On July 1, 2014, we acquired the Texas Crude Systems Business from Valero (the Acquisition). The Acquisition was accounted for as a transfer of a business between entities under common control. As entities under the common control of Valero, we recorded the Acquisition on our balance sheet at Valero’s carrying value rather than fair value. Transfers between entities under common control are accounted for as though the transfer occurred as of the beginning of the period of transfer, and prior period financial statements and financial information are retrospectively adjusted to furnish comparative information. Accordingly, the statement of income data, operating highlights, and balance sheet data have been retrospectively adjusted to include the historical results of the Texas Crude Systems Business for all periods presented prior to July 1, 2014.

(b)
Our Predecessor generated revenues by providing fee-based transportation and terminaling services to Valero and by leasing certain crude oil and refined petroleum products storage capacity to Valero. Subsequent to the IPO and Acquisition, we entered into new commercial agreements with Valero. Under these new agreements, certain of the historical storage capacity lease arrangements were replaced with terminaling throughput fees. In addition, we began charging a terminaling throughput fee for crude oil delivered to our Lucas terminal for which we did not historically charge a throughput fee, and we revised the rates charged for transportation services provided by certain of our pipelines.

(c)
The decrease in operating expenses for the three months ended December 31, 2014 compared to the three months ended December 31, 2013 was due primarily to lower maintenance expense of $2.6 million at our Memphis and Port Arthur logistics systems. The decrease in maintenance expense was partially offset by an increase of $624,000 in insurance expense as a result of us acquiring our own insurance policies. Prior to being a separate publicly traded limited partnership, we were allocated a portion of Valero’s insurance costs.

The decrease in operating expenses for the year ended December 31, 2014 compared to the year ended December 31, 2013 was due primarily to lower maintenance expense of $2.8 million at our Memphis, Port Arthur, and McKee logistics systems. The decrease in maintenance expense was partially offset by an increase of $2.4 million in insurance expense as a result of us acquiring our own insurance policies as described above.

(d)
The increase in general and administrative expenses for the three months and year ended December 31, 2014 compared to the three months and year ended December 31, 2013 was due primarily to $526,000 and $2.3 million, respectively, of additional incremental costs of being a separate publicly traded limited partnership; and $243,000 and $2.4 million, respectively, in incremental costs related to the management fee charged to us by Valero effective with the IPO. During the year ended December 31, 2014, we also incurred $457,000 in costs related to the Acquisition.

(e)
The increase in “other income, net” for the year ended December 31, 2014 compared to the year ended December 31, 2013 was due primarily to interest income (net of bank fees) of $870,000 earned on our cash and cash equivalents.

Table Page 5

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

Prior to the IPO, our Predecessor participated in Valero’s centralized cash management system; therefore, it held no cash or cash equivalents, and no interest income was allocated to our Predecessor by Valero. Incremental income of $214,000 from the sale of scrap metal and $143,000 related to right-of-way fees collected during the year ended December 31, 2014 also contributed to the increase.

(f)
The increase in interest expense for the three months and year ended December 31, 2014 compared to the three months and year ended December 31, 2013 was due primarily to commitment fees and amortization of debt issuance costs related to the Partnership’s revolving credit facility, which was entered into in connection with the IPO.

(g)
Our income tax expense is associated with the Texas margin tax. Our effective tax rate was 1 percent during the year ended December 31, 2014 compared to 2 percent during the year ended December 31, 2013. The decrease was due primarily to deferred tax expense recorded during the second quarter of 2013 in connection with the initial recognition of a deferred tax liability associated with a change in the law with respect to the Texas margin tax. During the three months ended December 31, 2013, we made an adjustment to reduce our deferred tax liability resulting in an income tax benefit for the period.

(h)	Represents the sum of volumes transported through each separately tariffed pipeline segment.

(i)
Management uses average revenue per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by throughput for the period. Throughput can be derived by multiplying the throughput barrels per day (BPD) by the number of days in the period. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered as an alternative to revenues presented in accordance with U.S. generally accepted accounting principles (GAAP).

(j)
Prior to the IPO, our Predecessor leased some of our refined petroleum products and crude oil storage capacity to Valero. Subsequent to the IPO, under our commercial agreements with Valero, certain of these storage capacity lease agreements were replaced with terminaling fees.

(k)
We define EBITDA as net income before income tax expense, interest expense, and depreciation expense. We define distributable cash flow as EBITDA less cash payments during the period for interest, income taxes, and maintenance capital expenditures, plus adjustments related to minimum throughput commitments and capital projects prefunded by Valero. We define coverage ratio as the ratio of distributable cash flow to the total distribution declared.

EBITDA, distributable cash flow, and coverage ratio are supplemental financial measures that are not defined under GAAP; they may be used by management and external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, to:

•	describe our expectation of forecasted earnings;

•
assess our operating performance as compared to other publicly traded limited partnerships in the transportation and logistics industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	assess the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	assess our ability to incur and service debt and fund capital expenditures; and

•	assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Table Page 6

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income or net cash provided by operating activities presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income or net cash provided by operating activities. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We use distributable cash flow to measure whether we have generated from our operations, or “earned,” an amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from the IPO date and compared to cumulative distributions from the IPO date), we use the term distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

We use the coverage ratio to reflect the relationship between our distributable cash flow and the total distribution declared. We have also provided the ratio of net income attributable to partners, the most directly comparable GAAP measure to distributable cash flow, to the total distribution declared.

(l)	Forecasted amount is based on Valero’s expectations of future drops in the Partnership during 2015. However, there is no certainty that such drops will occur as expected by Valero.

Table Page 7